Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES FISCAL 2007 RESULTS

Fairport, N.Y., September 21, 2007…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-K for the fiscal year ended June 30, 2007 today with the Securities and Exchange Commission. The Form 10-K among other things includes Pro-Fac’s financial results for fiscal 2007.

For the fiscal year ended June 30, 2007, Pro-Fac had net income of $3.5 million. Beginning with fiscal 2007, Pro-Fac uses the cost method of accounting for its investment in Birds Eye Holdings LLC, its most important asset. The income for the year ended June 30, 2007 resulted from the gain recognized related to proceeds of the termination payments received under the terms of the termination agreement between Pro-Fac and Birds Eye Foods and margin earned on sales transactions, net of normal operating expenses and income tax expense.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.